Exhibit 99.1

EQT Reports Second Quarter 2012 Earnings

Strong Operating Performance Overshadowed By Lower Commodity Prices

PITTSBURGH--(BUSINESS WIRE)--July 26, 2012--EQT Corporation (NYSE: EQT) today announced second quarter 2012 earnings of $31.4 million, or $0.21 per diluted share; compared to second quarter 2011 adjusted earnings of $76.5 million, or $0.51 per diluted share. Second quarter 2012 earnings were negatively impacted by two production sales revenue reductions totaling $15.3 million, or $0.07 in earnings per diluted share, and $0.05 in cash flow per share. Operating cash flow was $160.1 million in the second quarter 2012, compared to $187.1 million for the second quarter of 2011. Adjusted cash flow per share, excluding exploration expense, was $1.08 in the second quarter 2012, compared to $1.25 in the second quarter 2011.

EQT’s second quarter 2012 operating income was $81.4 million, compared to second quarter 2011 adjusted operating income of $135.5 million. Net operating revenues decreased $29.4 million to $298.1 million in the quarter, and net operating expenses increased by $42.4 million to $216.7 million. Second quarter 2012 operating results were lower primarily due to a 32% reduction in average wellhead sales prices to EQT Corporation, which were partially offset by production and midstream volume growth.

The adjusted results for the second quarter 2011 excluded $17.7 million of transaction gains and other credits. The net effect on earnings was approximately $11.3 million, or $0.07 per diluted share; however, did not significantly impact operating cash flow. The non-recurring items are reconciled in the Non-GAAP Disclosures section of this press release.

Initial Public Offering – EQT Midstream Partners, LP

On July 2, 2012, EQT Midstream Partners, LP completed its initial public offering (IPO) of 14,375,000 common units at $21.00 per common unit. EQT received $232 million cash after the IPO, and retained a 57.4% limited partner interest in the partnership and a 2% general partner interest. The common units of EQT Midstream Partners, LP trade on the New York Stock Exchange under the symbol EQM.

Highlights for the second quarter 2012 versus second quarter 2011 include:

  Production sales volumes were 28% higher;
  Marcellus sales volumes were 74% higher;
  Midstream gathered volumes were 24% higher; and
  EQT average wellhead sales price was 32% lower.

RESULTS BY BUSINESS

EQT Production

Driven by drilling in the Marcellus Shale, EQT Production achieved sales volumes of 60.0 Bcfe in the second quarter 2012, which was 28% higher than the second quarter 2011 and 11% higher than first quarter 2012. Sales volumes from the Marcellus averaged 354 MMcfd for the second quarter 2012, up from 203 MMcfd in the second quarter 2011. The Company reiterates its full-year 2012 volume guidance of between 250 and 255 Bcfe, 30% higher than 2011; and initiates third quarter 2012 guidance of 66 Bcfe.

Operating income for EQT Production was $17.7 million in the second quarter of 2012, compared to $99.8 million in the same period last year, while revenues for the quarter were $158.6 million; $38.2 million lower than the second quarter 2011. There was a 28% increase in sales volume for the quarter, although related operating revenue was more than offset by a 37% decrease in realized price. The lower realized price resulted from a 49% decrease in NYMEX natural gas prices on our unhedged volumes, a 37% decrease in liquids price and a 24% increase in third-party gathering, processing and transmission revenue deductions. Natural gas hedges contributed $85.4 million to revenues during the quarter. Second quarter 2012 revenues were reduced by $7.1 million due to selling unused capacity on the El Paso 300 line, at prices lower than paid by EQT. In addition, there was an $8.2 million revenue reduction due to an adjustment of a financial derivative applicable to prior periods. Combined, these two items reduced the realized price by $0.26 per Mcfe.

For the second quarter 2012, operating expenses for EQT Production were $140.9 million: $43.9 million higher than the same quarter last year. Depreciation, depletion and amortization (DD&A) expenses were $32.5 million higher, primarily due to an increase in produced volumes and a higher unit depletion rate. Consistent with the sales volume growth, selling, general and administrative (SG&A) expense was $7.9 million higher; lease operating expense (LOE) was $1.5 million higher; and production taxes were $1.4 million higher. Per unit LOE decreased 14% to $0.19 per Mcfe, excluding production taxes.

The Company realized an increase of $1.04 per Mcfe, which was due to its natural gas hedges, and a $0.74 per Mcfe premium over NYMEX natural gas prices, due to production from its liquids rich acreage. EQT Production’s sales volumes consisted of approximately 6% NGLs and oil, excluding ethane.

The Company drilled (spud) 37 gross wells in the Marcellus Shale play during the second quarter 2012, with an average length of pay of 5,290 feet. The Company reiterates its intent to drill 132 Marcellus wells in 2012.

EQT Midstream

EQT Midstream’s second quarter 2012 operating income was $59.8 million; $7.5 million higher than the second quarter of 2011. Net gathering revenues increased 18% to $72.1 million in the second quarter 2012, primarily due to a 24% increase in gathered volumes. Taking into account the absence of Big Sandy’s $8.1 million in revenue from the second quarter 2011, transmission revenues for the second quarter 2012 increased by $5.0 million, or 31%. Net storage, marketing and other operating revenues totaled $14.7 million, a $2.7 million increase.

Total operating expenses for EQT Midstream during the quarter were $48.6 million, $3.0 million higher than the same quarter last year. Operating and maintenance (O&M) expense was $3.7 million higher for the quarter, while second quarter 2011 O&M expense was impacted by a reduction of certain non-income taxes totaling $1.8 million. Second quarter 2012 SG&A expense was $1.4 million lower versus the same quarter last year.

Distribution

Distribution had second quarter 2012 operating income of $6.4 million, compared to $8.9 million for the same period in 2011. Total net operating revenues for the second quarter 2012 were 5% lower at $31.2 million primarily due to warmer weather during the first part of the second quarter of 2012. Operating expenses were $0.9 million higher year-over-year.

OTHER BUSINESS

2012 Capital Expenditures Forecast

The Company reiterates its intent to drill 132 Marcellus wells in 2012; however, as a result of year-to-date investments, and refinements to the second half forecast, EQT Production is decreasing its 2012 CAPEX forecast to $900 million, a reduction of $65 million. The Company's overall CAPEX forecast is now $1,300 million.

Hedging

Since the end of the first quarter 2012, the Company added to its hedge position for the remainder of 2012 through 2014. As of July 25, 2012, EQT has hedged approximately 56% of its expected sales of produced natural gas for the second half of 2012, excluding liquids. The Company does not hedge produced NGLs. The Company’s total natural gas hedge positions for 2012 through 2014 production are:

	2012**	2013	2014
Swaps
Total Volume (Bcf)	66	84	45
Average Price per Mcf (NYMEX)*	$4.67	$4.91	$4.75

Collars
Total Volume (Bcf)	11	25	24
Average Floor Price per Mcf (NYMEX)*	$6.51	$4.95	$5.05
Average Cap Price per Mcf (NYMEX)*	$11.83	$9.09	$8.85

* The average price is based on a conversion rate of 1.05 MMBtu/Mcf
** July through December

Pilot Program to Convert Marcellus Drilling Rigs to Liquefied Natural Gas

On July 5, 2012, EQT announced the conversion of a drilling rig to liquefied natural gas (LNG), displacing the diesel used to power equipment at the well site. EQT is the first operator in the Marcellus Shale to convert a diesel rig to LNG, which will provide a cleaner burning alternative fuel for the region’s drilling operations. The rig is now operating in northern West Virginia and pending evaluation of the pilot program, the Company anticipates converting additional rigs in West Virginia and Pennsylvania. The LNG being used for EQT’s pilot program is produced locally from Marcellus natural gas reserves and is about 40% less expensive than diesel. Compared to diesel, natural gas emits between 20% and 30% less carbon dioxide and has a fraction of the emissions of nitrogen oxides, sulfur oxides, and particulates.

Operating Income

The Company reports operating income by segment in this press release. Interest, income taxes and unallocated income/(expense) are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation costs.

The following table reconciles operating income by segment, as reported in this press release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Operating income (thousands):
EQT Production	$17,704	$99,759	$77,852	$182,088
EQT Midstream	59,750	52,243	115,886	141,661
Distribution	6,376	8,928	43,146	62,295
Unallocated expenses	(2,426)	(7,760)	(2,184)	(12,462)
Operating income	$81,404	$153,170	$234,700	$373,582

Unallocated expense is primarily due to certain incentive compensation and administrative costs that differ from budget and are not allocated to the operating segments.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating specified revenues to EQT Midstream for the gathering, processing and transportation of the produced gas. EQT Production’s average wellhead sales prices for the three and six months ended June 30, 2012 and 2011 were:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues ($ / Mcfe)
Average NYMEX price	$2.22	$4.31	$2.48	$4.21
Hedge impact	1.42	0.38	1.42	0.42
Average basis	0.01	0.18	0.00	0.19
Average net liquids revenue	0.74	1.18	0.84	1.13
Average hedge adjusted price	$4.39	$6.05	$4.74	$5.95

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	$(1.05)	$(1.15)	$(1.06)	$(1.14)
Transportation and processing to EQT Midstream	(0.16)	(0.29)	(0.17)	(0.31)
Third party gathering, processing and transmission	(0.56)	(0.45)	(0.43)	(0.43)
Total midstream revenue deductions	$(1.77)	$(1.89)	$(1.66)	$(1.88)
Average wellhead sales price to EQT Production	$2.62	$4.16	$3.08	$4.07

EQT Revenue ($/ Mcfe)
Revenues to EQT Midstream	$1.21	$1.44	$1.23	$1.45
Revenues to EQT Production	2.62	4.16	$3.08	4.07
Average wellhead sales price to EQT Corporation	$3.83	$5.60	$4.31	$5.52

Third-party gathering, processing and transmission rates included $0.12 per Mcfe for the second quarter 2012, reducing revenues by $7.1 million due to selling unused capacity on the El Paso 300 line that was not under long-term resale agreements, at prices lower than paid by EQT. Hedge impact included $0.14 per Mcfe for the second quarter 2012, which reduced revenues by $8.2 million due to a financial derivative adjustment applicable to prior periods.

Unit Costs

The Company’s unit costs to produce, gather, process, and transport EQT Production’s produced natural gas were:

	Three Months Ended June 30,			Six Months Ended June 30,
	2012		2011	2012		2011
Production segment costs: ($ / Mcfe)
LOE	$0.19		$0.22	$0.20		$0.20
Production taxes	0.17	*	0.20	0.17	*	0.19
SG&A	0.36		0.30	0.37		0.32
	$0.72		$0.72	$0.74		$0.71
Midstream segment costs: ($ / Mcfe)
Gathering and transmission	$0.34		$0.34	$0.35		$0.37
SG&A	0.17		0.17	0.18		0.17
	$0.51		$0.51	$0.53		$0.54
Total ($ / Mcfe)	$1.23		$1.23	$1.27		$1.25

*Excludes the retroactive PA Impact Fee of $0.01 per Mcfe and $0.06 per Mcfe for the three and six months ended June 30, 2012, respectively, for Marcellus wells spud prior to 2012.

Marcellus Horizontal Well Status (cumulatively since inception)

	As of 6/30/12	As of 3/31/12	As of 12/31/11	As of 9/30/11	As of 6/30/11
Wells spud	318	281	248	230	194
Wells online	214	186	159	137	119
Wells complete, not online	22	3	22	4	5
Frac stages (spud wells)*	5,411	4,747	3,796	3,530	2,809
Frac stages online	3,247	2,749	2,171	1,873	1,578
Frac stages complete, not online	412	51	331	65	74

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

NON-GAAP DISCLOSURES

Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Diluted Share

Adjusted operating income, adjusted net income and adjusted earnings per diluted share are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends.

Reconciliation of Adjusted Operating Income:

Three Months Ended June 30,
2011
Operating income as reported	$153,170
(Deduct) / add back
Gain on ANPI transaction	(10,129)
Gain on sale of available-for-sale securities	(4,458)
Reduction of certain non-income taxes	(3,100)
Adjusted operating income	$135,483

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Diluted Share:

Three Months Ended June 30,
2011
Net income as reported	$87,754
(Deduct) / add back
Gain on ANPI transaction	(10,129)
Gain on sale of available for sale securities	(4,458)
Reduction of certain non-income taxes	(3,100)
Tax impact at 36.4%	6,438
Adjusted net income	$76,505
Diluted weighted average common shares outstanding	150,111
Diluted EPS, as adjusted	$0.51

Operating Cash Flow

Operating cash flow is presented as an accepted indicator of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company also includes this information because management believes that changes in operating assets and liabilities relate to the uncontrolled timing of cash receipts and disbursements, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities, as derived from the statement of cash flows to be included in the Company’s annual report or Form 10-Q for the quarter ended June 30, 2012.

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2012	2011	2012	2011
Net Income	$31,446	$87,754	$103,481	$210,009
Add back (deduct):
Deferred income taxes	13,694	33,222	53,057	103,938
Depreciation, depletion, and amortization	115,681	81,886	223,206	160,284
Gain on disposition	–	–	(1,110)	(22,785)
Other items, net	(726)	(15,769)	8,529	(14,962)
Operating cash flow:	$160,095	$187,093	$387,163	$436,484

Add back (deduct):
Changes in operating assets and liabilities	36,220	51,477	31,276	44,600
Net cash provided by operating activities	$196,315	$238,570	$418,439	$481,084

Adjusted Cash Flow Per Share

Adjusted cash flow per share is presented because it is a capital efficiency metric used by investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share is not a measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities or net income per share, both as defined by GAAP, or as a measure of liquidity.

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2012	2011	2012	2011
Operating cash flow (a non-GAAP measure reconciled above)	$160,095	$187,093	$387,163	$436,484
Add back:
Exploration expense	1,887	1,198	3,715	2,573
Operating cash flow and exploration expense	$161,982	$188,291	$390,878	$439,057

Diluted weighted average common shares outstanding	150,149	150,111	150,200	150,034
Adjusted cash flow per share	$1.08	$1.25	$2.60	$2.93

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses, both of which exclude purchased gas costs, are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on the Company’s earnings.

	Three Months Ended June 30,		Six Months Ended June 30,
(thousands)	2012	2011	2012	2011
Net operating revenues	$298,137	$327,541	$664,031	$684,998
Plus: purchased gas cost	39,667	40,250	123,733	155,488
Operating revenues	$337,804	$367,791	$787,764	$840,486

Net operating expenses	$216,733	$174,371	$430,441	$334,201
Plus: purchased gas cost	39,667	40,250	123,733	155,488
Total operating expenses	$256,400	$214,621	$554,174	$489,689

Q2 2012 Webcast Information

EQT Corporation will host a live webcast with security analysts today, beginning at 10:30 a.m. Eastern Time. The topic of the webcast will be financial results, operating results and other matters with respect to the second quarter of 2012. The webcast will be broadcast live via EQT’s website, http://www.eqt.com and on its investor page at http://ir.eqt.com. A replay will be available for seven days following the call.

In addition, investor presentations and discussion materials are available via EQT’s website. These materials are updated periodically.

About EQT Corporation:

EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution. EQT is the general partner and majority equity owner of EQT Midstream Partners, LP. With more than 120 years of experience, EQT is a technology-driven leader in the integration of air and horizontal drilling. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation on the Internet at www.EQT.com.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a Company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

The Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Capital expenditure forecasts do not include capital expenditures for land acquisitions.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program (including the number, type, feet of pay and, location of wells to be drilled and conversion of drilling rigs to liquefied natural gas) and transmission and gathering infrastructure programs; asset sales, joint ventures or other transactions involving the Company’s assets; total resource potential, reserves, EUR, expected decline curve, reserve replacement ratio and production and sales volumes and growth rate; internal rate of return (IRR); F&D costs, operating costs, unit costs, well costs and EQT Midstream costs; capital expenditures; capital budget and sources of funds for capital expenditures; financing plans and availability; projected operating cash flows; hedging strategy; the effects of government regulation; and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2011, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT CORPORATION AND SUBSIDIARIES

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
OPERATIONAL DATA
Average wellhead sales price to EQT Corporation:
Natural gas excluding hedges ($/Mcf)	$1.93	$4.58	$2.34	$4.47
Hedge impact ($/Mcf of natural gas) (a)	$1.52	$0.41	$1.52	$0.44
Natural gas including hedges ($/Mcf)	$3.45	$4.99	$3.86	$4.91
NGLs ($/Bbl)	34.56	51.71	41.24	51.86
Crude oil ($/Bbl)	85.99	89.08	85.70	84.95
Total ($/Mcfe)	$3.83	$5.60	$4.31	$5.52
Less revenues to EQT Midstream ($/Mcfe)	$1.21	$1.44	$1.23	$1.45
Average wellhead sales price to EQT Production ($/Mcfe)	$2.62	$4.16	$3.08	$4.07
NYMEX natural gas ($/Mcf)	$2.22	$4.31	$2.48	$4.21

Natural gas sales volumes (MMcf)	56,353	43,830	107,126	83,965
NGL sales volumes (MBbls)	850	774	1,637	1,500
Crude oil sales volumes (MBbls)	73	49	127	80
Total production sales volumes (MMcfe) (b)	59,997	47,030	114,067	90,077
Capital expenditures (thousands) (c)	$392,733	$374,098	$662,320	$637,526
STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)
Operating revenues	$337,804	$ 367,791	$787,764	$840,486
Operating expenses:
Purchased gas costs	39,667	40,250	123,733	155,488
Operation and maintenance	34,815	30,586	69,205	55,641
Production	22,572	19,765	49,595	35,876
Exploration	1,887	1,198	3,715	2,573
Selling, general and administrative	41,778	40,936	84,720	79,827
Depreciation, depletion and amortization	115,681	81,886	223,206	160,284
Total operating expenses	256,400	214,621	554,174	489,689
Gain on dispositions	−	−	1,110	22,785
Operating income	81,404	153,170	234,700	373,582
Other income	5,249	18,046	9,930	24,850
Interest expense	40,629	33,287	81,881	66,139
Income before income taxes	46,024	137,929	162,749	332,293
Income taxes	14,578	50,175	59,268	122,284
Net income	$31,446	$ 87,754	$103,481	$210,009
Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	149,582	149,444	149,532	149,347
Net income	$0.21	$ 0.59	$0.69	$1.41
Diluted:
Weighted average common shares outstanding	150,149	150,111	150,200	150,034
Net income	$0.21	$ 0.58	$0.69	$1.40

(a)	All hedges are related to natural gas.
(b)	NGLs were converted to Mcfe at the rates of 3.77 Mcfe per barrel and 3.75 Mcfe per barrel based on the liquids content for the three months ended June 30, 2012 and 2011, respectively, and 3.77 Mcfe per barrel and 3.75 Mcfe per barrel based on the liquids content for the six months ended June 30, 2012 and 2011, respectively. Crude oil was converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(c)	Capital expenditures in the EQT Production segment for the three and six month periods ended 2011 include $92.6 million of liabilities assumed in exchange for producing properties as part of the ANPI transaction.

EQT PRODUCTION RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
OPERATIONAL DATA
Natural gas, NGL and crude oil production (MMcfe) (a)	60,601	48,039	115,426	92,565
Company usage, line loss (MMcfe)	(604)	(1,009)	(1,359)	(2,488)
Total production sales volumes (MMcfe)	59,997	47,030	114,067	90,077

Average daily sales volumes (MMcfe/d)	659	517	627	498

Sales volume detail (MMcfe):
Horizontal Marcellus Play	32,223	18,505	59,065	34,495
Horizontal Huron Play	9,852	10,017	19,518	20,360
CBM Play	3,288	3,396	6,586	6,775
Other (vertical non-CBM)	14,634	15,112	28,898	28,447
Total production sales volumes	59,997	47,030	114,067	90,077

Average wellhead sales price ($/Mcfe)	$2.62	$4.16	$3.08	$4.07

Lease operating expenses, excluding production taxes (LOE) ($/Mcfe)	$0.19	$0.22	$0.20	$0.20
Production taxes ($/Mcfe)	$0.17	$0.20	$0.17	$0.19
Production depletion ($/Mcfe)	$1.53	$1.24	$1.53	$1.25

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$92,430	$59,709	$176,956	$115,321
Other DD&A	1,975	2,190	4,016	4,412
Total DD&A	$94,405	$61,899	$180,972	$119,733

Capital expenditures (thousands) (b)	$264,926	$317,906	$448,611	$544,878

FINANCIAL DATA (Thousands)
Total operating revenues	$158,649	$196,810	$354,045	$369,852

Operating expenses:
LOE, excluding production taxes	11,798	10,348	22,734	18,148
Production taxes (c)	10,774	9,417	26,861	17,728
Exploration expense	1,887	1,198	3,715	2,573
Selling, general and administrative (SG&A)	22,081	14,189	43,021	29,582
DD&A	94,405	61,899	180,972	119,733
Total operating expenses	140,945	97,051	277,303	187,764
Gain on dispositions	‒	‒	1,110	‒
Operating income	$17,704	$99,759	$77,852	$182,088

(a)

Natural gas, NGL and oil production represents the Company’s interest in natural gas, NGL and oil production measured at the wellhead. It is equal to the sum of total sales volumes, Company usage and line loss.

(b)

Capital expenditures in the EQT Production segment for the three and six month periods ended June 30, 2011 include $92.6 million of liabilities assumed in exchange for producing properties as part of the ANPI transaction.

(c)

Production taxes include severance and production-related ad valorem and other property taxes. In 2012, production taxes also include an accrual for the Pennsylvania impact fee of $3.1 million and $11.3 million for the three and six months, respectively. The production taxes unit rate for the three and six months ending June 30, 2012 excludes the impact of $0.5 million and $6.7 million, respectively, for the accrual for pre-2012 Marcellus wells.

EQT MIDSTREAM RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011
OPERATIONAL DATA
Gathered volumes (BBtu)	77,393	62,566	148,559	121,188
Average gathering fee ($/MMBtu)	$0.93	$0.98	$0.95	$0.99
Gathering and compression expense ($/MMBtu) (a)	$0.27	$0.27	$0.27	$0.28
Transmission pipeline throughput (BBtu)	47,049	43,439	89,124	79,001

Net operating revenues (thousands):
Gathering	$72,124	$61,257	$141,377	$120,238
Transmission	21,514	24,566	44,455	50,955
Storage, marketing and other	14,671	12,015	29,594	33,167
Total net operating revenues	$108,309	$97,838	$215,426	$204,360

Unrealized (losses) gains on derivatives and inventory (thousands) (b)	$3,519	$1,310	$(1,928)	$454

Capital expenditures (thousands)	$119,925	$46,500	$199,563	$75,605
FINANCIAL DATA (Thousands)

Total operating revenues	$120,098	$131,201	$242,146	$272,863
Purchased gas costs	11,789	33,363	26,720	68,503
Total net operating revenues	108,309	97,838	215,426	204,360

Operating expenses:
Operating and maintenance (O&M)	23,700	20,033	47,804	34,360
SG&A	9,875	11,266	22,044	22,120
DD&A	14,984	14,296	29,692	29,004
Total operating expenses	48,559	45,595	99,540	85,484
Gain on dispositions	‒	‒	‒	22,785
Operating income	$59,750	$52,243	$115,886	$141,661

(a)	Gathering and compression expense per unit excludes $7.1 million of favorable adjustments for certain non-income tax reserves during the six months ended June 30, 2011.
(b)	Included within storage, marketing and other net operating revenues.

DISTRIBUTION RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

OPERATIONAL DATA
Heating degree days (30 year average: Qtr – 665; YTD – 3,535)	489	487	2,721	3,423

Residential sales and transportation volumes (MMcf)	2,405	2,694	11,460	14,718
Commercial and industrial volumes (MMcf)	5,753	5,611	15,112	16,742
Total throughput (MMcf)	8,158	8,305	26,572	31,460

Net operating revenues (thousands):
Residential	$17,974	$19,146	$58,634	$70,096
Commercial & industrial	8,660	8,237	25,683	29,416
Off-system and energy services	4,554	5,506	10,262	11,270
Total net operating revenues	$31,188	$32,889	$94,579	$110,782

Capital expenditures (thousands)	$7,439	$8,811	$12,902	$15,030
FINANCIAL DATA (Thousands)
Total operating revenues	$48,273	$69,100	$ 183,694	$264,191
Purchased gas costs	17,085	36,211	89,115	153,409
Net operating revenues	31,188	32,889	94,579	110,782

Operating expenses:
O&M	10,248	10,731	20,461	21,052
SG&A	8,277	7,307	18,442	15,555
DD&A	6,287	5,923	12,530	11,880
Total operating expenses	24,812	23,961	51,433	48,487
Operating income	$6,376	$8,928	$ 43,146	$62,295

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
Nate Tetlow – Manager, Investor Relations, 412-553-5834
ntetlow@eqt.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com